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                          NeoMedia Technologies, Inc.

                                  Exhibit 99.1

          News release dated September 2, 1997 and entitled "NeoMedia
             Technologies to Acquire Allegiant Legacy Solutions to
               Provide Comprehensive Year 2000, Migration Tools"





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NEWS RELEASE

FOR MORE INFORMATION
Chuck Jensen
NeoMedia Technologies, Inc.
941-337-3434

Robert Kneeley
RKC Communications
954-351-1976
email:  rkccomm@safari.net

FOR IMMEDIATE RELEASE

          NEOMEDIA TECHNOLOGIES TO ACQUIRE ALLEGIANT LEGACY SOLUTIONS
              TO PROVIDE COMPREHENSIVE YEAR 2000, MIGRATION TOOLS


FORT MYERS, FLORIDA -- September 2, 1997--NeoMedia Technologies, Inc. (NASDAQ Small Cap: NEOM) has entered into a definitive agreement to acquire all of the stock of privately-held Allegiant Legacy Solutions, Inc., ("ALS"). This acquisition will significantly boost NeoMedia's presence in the burgeoning Year 2000 business and the migration of legacy computer systems to open systems.

         The proposed transaction consists of the issuance of 1,070,000 shares of authorized but un-issued NeoMedia common stock and will be accounted for as a pooling of interests.

         ALS, based in Cincinnati, Ohio, was founded in 1996 and has built an attractive franchise through the sale of licenses to proprietary software tools that identify, seek and automatically correct data that is stored in various formats across both program code and specific data files. Through the eight months ended July 31, 1997, ALS had total revenues of approximately $921,000 and net income of approximately $266,000. NeoMedia and ALS believe that a tremendous and significant market opportunity exists for converting legacy systems written in COBOL computer language to comply with the Year 2000 requirements which has been estimated to be $5 billion. The automated software tools that will be owned by the combined companies also work to migrate users from closed systems to open platforms, as well as for converting other restrictive source and application code, such as telephone area codes and monetary systems, including the impending European Economic Community's Eurodollar.

         ALS has contracts with a number of large Year 2000 service companies that use its tools to perform impact analysis and code conversion at centralized remediation facilities. In addition to the initial fees generated from the sale of the tools, ALS receives a royalty payment based on the number of lines of code converted. ALS currently has sales opportunities of 200 million





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lines of code for conversion to comply with Year 2000 date occurrences.

         ALS also has agreements with three original equipment manufacturers and software publishers that have recommended ALS' proprietary ADAPT/2000 tools for millennium conversion. Through these companies, as well as ALS' existing re-seller network, NeoMedia will offer the ADAPT/2000-based solution for up to 400,000 installed COBOL systems worldwide.

         George Luntz, President of ALS, has entered into a long-term employment agreement with NeoMedia and Gerald Willis, Vice President of Sales at ALS, will serve as a consultant to NeoMedia.

         The closing of the transaction with ALS, which is subject to the satisfaction of certain conditions, is anticipated to take place no later than the end of September.

         NeoMedia Technologies has a proprietary set of tools for migrating legacy systems to open systems. NeoMedia's tools automatically convert code from Wang, IBM VSE and HP3000 legacy systems to open platforms such as UNIX and Windows/NT. NeoMedia recently licensed ALS' Year 2000 tools for the Wang and IBM VSE platforms.

         "This acquisition is an important synergistic fit between the two companies," said Charles Fritz, President and Chief Executive Officer of NeoMedia Technologies. "ALS is a successful, profitable Year 2000-solution provider that will benefit from NeoMedia's access to the capital markets as it enters the critical implementation phase. ALS provides NeoMedia with a dramatically enhanced product offering both for expanding our existing Year 2000 and migration business, as well as for planting the seeds for our Intelligent Documents business."

         NeoMedia is developing a broad range of applications for high-density bar codes that launch computer programs or link paper documents back to electronic media, including the Internet. The company is pursuing several market opportunities for its Intelligent Documents, or idocs products, including secured transactions, financial printing, identity cards and linking print advertising to the Internet.

         NeoMedia was founded in 1989. It provides proprietary software for document management and production systems, the migration of programs and databases from closed system to open system platforms, Year 2000 conversions and intelligent document solutions to bridge the gap between print and electronic media. Additional information on NeoMedia Technologies is available on the Internet at: www.neomedia-tech.com. Information on Allegiant Legacy Systems is available on the Internet at: www.allgnt.com.

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